Exhibit 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the incorporation by reference in this Registration Statement of Social Capital Hedosophia Holdings Corp. II (the “Company”) on Form S-1 pursuant to Rule 462(b) under Securities Act of 1933, as amended, of our report dated January 31, 2020, which includes an explanatory paragraph as to the Company’s ability to continue as a going concern, with respect to our audit of the financial statements of Social Capital Hedosophia Holdings Corp. II as of December 31, 2019 and for the period from October 18, 2019 (inception) through December 31, 2019, appearing in the Registration Statement on Form S-1, as filed (file No. 333-236774), of Social Capital Hedosophia Holdings Corp. II.

/s/ Marcum llp

New York, NY

April 27, 2020